Exhibit (a)(5)

VITAL IMAGES, INC.

WITHDRAWAL NOTICE

Instructions for Withdrawal Notice

You should submit this Withdrawal Notice only if you previously submitted an Election Form in connection with our offer to purchase outstanding employee stock options for cash (the “Offer”) and now no longer wish to tender your Eligible Options.  In order to withdraw your Eligible Options from the Offer, you must complete, sign, date and deliver the Withdrawal Notice any time before the Offer expires at 11:59 p.m., Central Time, on March 19, 2010.  If we extend the Offer beyond that time, you may withdraw your Election Form at any time before the expiration of the extended expiration date.  Please read and follow the following instructions to this Withdrawal Notice.

1.                                       Definitions.  All terms used in this Withdrawal Notice but not defined will have the meaning given to them in the Offer to Purchase, dated February 22, 2010, including all exhibits attached thereto (collectively, the “Offer to Purchase”).

2.                                       Expiration Date.  Any rights to tender, or to withdraw a tender of, your Eligible Options will expire at 11:59 p.m., Central Time, on March 19, 2010, or on a later date, if we extend the Offer (the “Expiration Date”).

3.                                       Withdrawal of Election Form.  To withdraw any Eligible Options tendered on an Election Form that you previously delivered to us, you must: (a) complete, sign, and date the attached Withdrawal Notice, AND (b) deliver the completed Withdrawal Notice to us by the Expiration Date in accordance with the delivery instructions below.

4.                                       Delivery of Withdrawal Notice.  You must complete, sign and date the Withdrawal Notice and deliver it to the Company by one of the following methods:

•                  Fax to: 952-487-9530;

•                  Mail or Hand Delivery (not by interoffice mail) to:

Vital Images, Inc.
Attention: Mary Ellen Vitello
5850 Opus Parkway, Suite 300
Minnetonka, MN 55343; or

•                  Scan and Email to:  mvitello@vitalimages.com.

Your Withdrawal Notice will only be effective if we receive the Withdrawal Notice prior to the Expiration Date.  If you intend to withdraw the tender of Eligible Options from a previously submitted Election Form, you are responsible for making sure that the Withdrawal Notice is completed properly and delivered to us before 11:59 p.m., Central Time, on March 19, 2010.

5.                                       Deciding to Participate After Withdrawal.  If you withdraw your Eligible Options from the Offer, you may again elect to tender such Eligible Options at any time before the Expiration Date by submitting a new Election Form in accordance with all the requirements set forth in the Offer to Purchase and the Election Form.  You may submit as many Election Forms and Withdrawal Notices as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Notice, as applicable, that we receive before the Expiration Date.

6.                                       Signatures.  Your printed name on the Withdrawal Notice must appear exactly as your name appears on the previously submitted Election Form.  If the Withdrawal Notice is signed by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, please include the signer’s full title and include with the Withdrawal Notice proper evidence of the authority of such person to act in such capacity.

If you have any questions about the election or withdrawal process, please contact Mary Ellen Vitello by e-mail at mvitello@vitalimages.com or by phone at 952-540-3530.

PLEASE SEE THE ATTACHED WITHDRAWAL NOTICE ON THE NEXT PAGE.

VITAL IMAGES, INC.

Withdrawal Notice

You have previously received the Offer to Purchase, and completed the Election Form, in which you elected to tender your Eligible Options.  You now wish to withdraw that election as provided below.  You understand that by signing this Withdrawal Notice and delivering it to the Company, the Eligible Options you have listed below will NOT be repurchased.  Instead, the Eligible Options listed below will continue to be governed by their existing terms, exercise prices, vesting schedules and other terms and conditions.  You further understand that this Withdrawal Notice will only be effective upon receipt by the Company in the manner described in the instructions and such receipt must occur prior to the Expiration Date.  The withdrawal of your Eligible Options from the Offer is at your own discretion.  You agree that the Company will not be liable for any costs, taxes, losses or damages you may incur as a result of your decision to withdraw any Eligible Options from the Offer.  You also agree and reaffirm the acknowledgements you provided in the Election Form regarding your consent to the collection, use and transfer of your personal data, your acknowledgment as to the tax consequences of electing to participate or not participate in the Offer and your acknowledgements regarding the nature of the Offer and your grants of Eligible Options set forth in the Election Form.

Please list below each Eligible Option grant(s) that you wish to withdraw from your election to tender under the Offer.  If you do not know which Eligible Option(s) you have elected to tender under the Offer, please contact Mary Ellen Vitello by e-mail at mvitello@vitalimages.com or by phone at 952-540-3530.

If you wish to withdraw your election to ALL Eligible Options that you have previously elected to tender in the Offer, please check the following box and do not complete the following table:  ☐

Grant ID	Grant Date	Grant/Exercise Price	Number of Eligible Options

NOTE: You must withdraw tendered options on a grant-by-grant basis.  You cannot withdraw only a portion of a grant.

Please complete and sign this Withdrawal Notice exactly as your name appears on your original Election Form.

Signature	Date and Time

Printed Name

THIS WITHDRAWAL NOTICE MUST BE RECEIVED

NO LATER THAN 11:59 P.M., CENTRAL TIME, ON MARCH19, 2010.